Nicor Inc.
Form 10-Q
Exhibit 10.03

FIRST AMENDMENT TO
RESTRICTED STOCK UNIT AGREEMENT
NICOR INC. 2006 LONG-TERM INCENTIVE PLAN

THIS FIRST AMENDMENT is entered into effective as of the 27th day of March, 2008 by and between Russ M. Strobel (the “Employee”), and Nicor Inc., an Illinois corporation (the “Company”).
WITNESSETH THAT:

WHEREAS, the Company and the Employee entered into a Restricted Stock Unit Agreement dated as of March 27, 2008 (the “Restricted Stock Unit Agreement”) evidencing an award of Restricted Stock Units by the Company to the Employee pursuant to Section 4.4 of the Nicor Inc. 2006 Long-Term Incentive Plan (the “Plan”); and

WHEREAS, the Restricted Stock Unit Agreement does not accurately reflect the Company’s intent with regard to the earliest date for delivery to the Employee of Stock following the vesting of the awarded Restricted Stock Units; and

WHEREAS, the Company and the Employee are entering into this First Amendment in order to correct this error in the Restricted Stock Unit Agreement;

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Employee as follows:

I.           Paragraph 1 of the Restricted Stock Unit Agreement is hereby deleted in its entirety and the following new Paragraph 1 is substituted in lieu thereof:

“1.           Award.  Subject to the terms of this Agreement and the Plan, the Employee is hereby awarded the right to receive 18,650 shares of Stock (the “Restricted Stock Units”) subject to vesting as provided in Paragraph 4, the delivery of which shares of Stock is deferred until the earliest of:

(a)           the Employee’s death or disability (within the meaning of Section 409A of the Code);

(b)           a Change in Control; or

(c)           the six-month anniversary following Employee’s separation from service (within the meaning of Section 409A of the Code) from the Company and all Related Companies.

For purposes of this Agreement, the term "Disability" means the inability of the Employee, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to result in death or can be expected to last for a continuous period of not less than 12 months.  For purposes of this Agreement, “Retirement” means the date the Employee has attained at least (i) age 65, or (ii) age 55 and has at least 10 years of employment with the Company or any Related Companies.”

II.          Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this First Amendment.

III.         Except as otherwise expressly amended by this First Amendment, the Restricted Stock Unit Agreement shall remain in full force and effect in accordance with its original terms.

IN WITNESS WHEREOF, the Employee has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, and its corporate seal to be affixed hereto, all effective as of the date first above written.

/s/ RUSS M. STROBEL
Russ M. Strobel

NICOR INC.

	By:	/s/ CLAUDIA COLALILLO
Senior Vice President Human Resources and Corporate Communications

ATTEST:

/s/ NEIL J. MALONEY
Its: Assistant Secretary